                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          Newfield Exploration Company
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                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                [NEWFIELD LOGO]

                          NEWFIELD EXPLORATION COMPANY
                                 Houston, Texas

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 7, 1998

To the Stockholders:

     The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Newfield Exploration Company (the "Company") will be held on Thursday, May 7, 1998, at 11:00 a.m., local time, in the Ballroom of the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, for the following purposes:

        (1) To elect ten directors to serve until the 1999 Annual Meeting of Stockholders;

        (2) To approve the Newfield Exploration Company 1998 Omnibus Stock Plan;

        (3) To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending December 31, 1998; and

        (4) To transact such other business as may properly come before such meeting or any adjournment(s) thereof.

     The close of business on March 31, 1998, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                            By Order of the Board of Directors

                                            /s/ TERRY W. RATHERT

                                            Terry W. Rathert
                                              Secretary
April 3, 1998

                                [NEWFIELD LOGO]

                          NEWFIELD EXPLORATION COMPANY
                           363 N. SAM HOUSTON PKWY E.
                                   SUITE 2020
                              HOUSTON, TEXAS 77060
                                 (281) 847-6000
                                 www.newfld.com

                        -------------------------------

                                PROXY STATEMENT
                        -------------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting to be held on Thursday, May 7, 1998, at 11:00 a.m., local time, in the Ballroom of the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock"). The costs of the solicitation will be borne by the Company. The Company has engaged ChaseMellon Shareholder Services, L.L.C., the Company's transfer agent, to solicit proxies in favor of all items set forth in the notice attached hereto. The Company anticipates that the costs it will incur for this service will be approximately $5,500 plus expenses. This proxy statement and the form of proxy were first mailed to stockholders of the Company on or about April 9, 1998.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

     At the close of business on March 31, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 36,050,775 outstanding shares of Common Stock, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

     The Company's annual report to stockholders for the year ended December 31, 1997, including financial statements, is being mailed with the enclosed proxy to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     Ten directors are to be elected at the Annual Meeting. The nominees for election as directors are Joe B. Foster, Robert W. Waldrup, Charles W. Duncan, Jr., Howard H. Newman, Thomas G. Ricks, C. E. (Chuck) Shultz, Terry Huffington, Dennis R. Hendrix, Philip J. Burguieres and John C. Sawhill. If elected, each director will serve until the Company's 1999 Annual Meeting of Stockholders and until his or her successor shall have been elected and qualified. All of the current director nominees are required to stand for election at the Annual Meeting because directors hold annual terms. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election assuming a quorum is present or represented by proxy at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

     The following table sets forth information regarding the names, ages as of February 28, 1998, principal occupations of the nominees, other directorships in certain companies held by them, and the length of continuous service as a director of the Company.

                                                                                               DIRECTOR
              NOMINEES                       PRINCIPAL OCCUPATION AND DIRECTORSHIPS             SINCE      AGE
              --------                       --------------------------------------            --------    ---

Joe B. Foster.......................  Chairman of the Board, President and Chief Executive       1988       63
                                      Officer of the Company; Director, Baker Hughes
                                      Incorporated and New Jersey Resources Corporation

Robert W. Waldrup...................  Vice President -- Operations of the Company                1992       53

Charles W. Duncan, Jr...............  Private investments; Director, American Express            1990       71
                                      Company, The Coca-Cola Company, and United
                                      Technologies Corporation

Howard H. Newman....................  Managing Director of E.M. Warburg, Pincus & Co., LLC;      1990       50
                                      Director, ADVO, Inc., RenaissanceRE Holdings
                                      Limited., Comcast UK Cable Partners Limited, Cox
                                      Insurance Holdings Plc. and Eagle Family Foods
                                      Holdings, Inc.

Thomas G. Ricks.....................  President and Chief Executive Officer, The University      1992       44
                                      of Texas Investment Management Company; Director, DTM
                                      Corporation

C. E. (Chuck) Shultz................  Chairman and Chief Executive Officer, Dauntless            1994       58
                                      Energy Inc. and Chairman, Canadian Oil Sands Trust;
                                      Director, Archer Resources Ltd., Jannock Limited and
                                      Syncrude Canada Ltd.

Terry Huffington....................  Chairman and President of Huffco Group, Inc.               1997       43

Dennis R. Hendrix...................  Retired Chairman, PanEnergy Corp.; Director, Duke          1997       57
                                      Energy Corporation, Allied Waste Industries, Inc. and
                                      National Power PLC;

Philip J. Burguieres................  Chairman of the Board, Weatherford Enterra, Inc.;          *          54
                                      Director, Chase Bank of Texas N.A., Cogen
                                      Technologies Energy Group, Denali Incorporated,
                                      Hydril Company and McDermott International, Inc.

John C. Sawhill.....................  President and Chief Executive Officer of the Nature        *          61
                                      Conservancy; Director, The Procter and Gamble
                                      Company, Pacific Gas and Electric Company, NACCO
                                      Industries and the Vanguard Group of Mutual Funds;
                                      Member Advisory Board of British Petroleum

---------
* Not currently a director.

     Directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company's executive officers serve at the discretion of the Board of Directors.

     Each of the nominees has been engaged in the principal occupation set forth opposite his name for the past five years except as follows:

     Thomas G. Ricks served as Vice Chancellor for Asset Management of the University of Texas System from 1992 to March 1996. Mr. Ricks was named to his present position on March 1, 1996.

     C. E. Shultz served as President, Chief Executive Officer and a Director of Gulf Canada Resources Limited from 1990 to January 1995. Mr. Shultz was named to his present position in January 1995.

     From 1990 to 1997, Mr. Hendrix served PanEnergy Corp., first as Chief Executive Officer and later as Chairman of the Board of Directors of PanEnergy Corp.

     From 1991 to 1996, Mr. Burguieres served Weatherford International Incorporated as President and Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, unless otherwise indicated, as of February 28, 1998 regarding beneficial ownership of Common Stock of the Company by (i) each person known by the Company to own beneficially five percent or more of its outstanding Common Stock, (ii) the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers during 1997, (iii) each director and director nominee and
(iv) all executive officers, directors and director nominees as a group.

                                                              BENEFICIAL OWNERSHIP(2)
                                                              -----------------------
                NAME OF BENEFICIAL OWNER(1)                   SHARES(3)(4)    PERCENT
                ---------------------------                   ------------    -------
Warburg, Pincus Investors, L.P.(5)..........................    6,431,028      17.8%
FMR Corp.(6)................................................    2,230,200       6.2
Merrill Lynch & Co., Inc.(7)................................    4,004,100      11.1
American Express Financial Corporation(8)...................    2,012,250       5.6
Joe B. Foster(9)............................................    1,300,528       3.5
Robert W. Waldrup...........................................      322,566       *
Terry W. Rathert............................................      285,217       *
William D. Schneider........................................      133,294       *
David F. Schaible...........................................      247,506       *
Charles W. Duncan, Jr.......................................      603,668       1.7
Jeffrey A. Harris(10).......................................    6,440,586      17.8
Howard H. Newman(10)........................................    6,448,186      17.9
Thomas G. Ricks(11).........................................    1,502,400       4.2
C. E. Shultz................................................        7,558       *
Dale E. Zand................................................       79,508       *
Terry Huffington............................................      269,942       *
Dennis R. Hendrix...........................................       11,250       *
Philip J. Burguieres........................................        1,000       *
John C. Sawhill.............................................       64,000       *
Executive officers and directors as a group (consisting of
  20 persons)(12)...........................................   11,474,969      30.6

---------------

  *  Less than 1%

 (1) The address of Warburg, Pincus Investors, L.P. ("Warburg") and Messrs. Harris and Newman is 466 Lexington Ave., 10th Floor, New York, NY 10017. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109-3614. The address of Merrill Lynch & Co., Inc. ("ML&Co") is World Financial Center, North Tower, 250 Vesey Street, New York, NY 10281. The address of American

     Express Financial Corporation ("American Express Financial") is IDS Tower 10, Minneapolis, MN 55440.

 (2) Under the regulations of the Securities and Exchange Commission (the "Commission"), shares are deemed to be "beneficially owned" by a person if he or she directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he or she has any pecuniary interest in such shares, or if he or she has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by Messrs. Foster, Waldrup, Rathert, Schneider and Schaible include 594,500; 189,000; 239,000; 74,000 and 178,750 shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. The shares owned by the executive officers and directors as a group include 1,361,830 shares that may be acquired by such persons within 60 days through the exercise of stock options.

 (3) Pursuant to the Company's 1995 Omnibus Stock Plan (the "Omnibus Plan"), the Company has awarded restricted shares of Common Stock that are subject to forfeiture provisions. See "Executive Compensation-Compensation Committee Report on Executive Compensation-Executive Compensation-Restricted Stock Awards." The shares beneficially owned by Messrs. Foster, Waldrup, Rathert, Schneider and Schaible include the following shares awarded pursuant to the Omnibus Plan that are subject to forfeiture provisions: (a) 45,000; 21,000; 21,000; 18,000 and 21,000 shares, respectively, awarded in February 1996 and (b) 10,000; 6,500; 6,500; 6,500 and 6,500 shares, respectively, awarded in February 1998. The shares beneficially owned by the executive officers and directors as a group include an additional 60,000 restricted shares awarded to other executive officers, pursuant to the Omnibus Plan, that are subject to forfeiture provisions.

 (4) Pursuant to the Company's Non-Employee Director Plan (as hereinafter defined), the Company grants restricted shares of Common Stock that are subject to forfeiture provisions to its non-employee directors at certain times. See "-- Compensation of Directors." The shares beneficially owned by each of Messrs. Duncan, Shultz and Zand include 668 shares granted immediately following the 1995 Annual Meeting of Stockholders that are subject to forfeiture provisions. The shares beneficially owned by each of Messrs. Duncan, Harris, Newman, Shultz and Zand include 1,334 shares and 1,558 shares granted immediately following the 1996 Annual Meeting of Stockholders and the 1997 Annual Meeting of Stockholders, respectively, that are subject to forfeiture provisions. The shares beneficially owned by Ms. Huffington and Mr. Hendrix include 1,363 shares and 1,269 shares, respectively, granted at the time of appointment as a director.

 (5) The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages Warburg. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP, as sole general partner of Warburg, has a 20% interest in the profits of Warburg. Mr. Jeffrey A. Harris and Mr. Howard H. Newman are Managing Directors and members of EMW LLC and general partners of WP. As such, Messrs. Harris and Newman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in an indeterminate portion of the shares beneficially owned by Warburg. See Note 10 below.

 (6) Based solely on the Schedule 13G dated February 14, 1998 filed by FMR Corp. with the Commission, Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 (the "Advisors Act"), is the beneficial owner of 1,815,900 shares as a result of acting as investment advisor to various investment companies (the "Funds") registered under Section 8 of the Investment Company Act of 1940 (the "Investment Company Act"). Edward C. Johnson 3d, Chairman of FMR Corp., various Johnson family members and trusts for the benefit of Johnson family members, through their ownership of FMR Corp. voting common stock and the execution of a shareholders' voting agreement, may be deemed to form a controlling group with respect to FMR Corp. Edward
     C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of 414,300 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 414,300 shares as a result of its serving as an investment manager of institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, have sole dispositive power over 414,300 shares and sole power to vote or to direct voting of the 414,300 shares.

 (7) Based solely on the Schedule 13G dated January 29, 1998 filed with the Commission jointly by ML&Co., Princeton Services, Inc. ("PSI"), Merrill Lynch Asset Management, L.P. ("MLAM") and Merrill Lynch Growth Fund (the "Merrill Fund"), the Merrill Fund is the beneficial owner of 4,000,000 shares. Each of PSI and MLAM may be deemed to share voting and dispositive power with respect to such shares with each other and, with the Merrill Fund, an additional 4,100 shares. PSI is the general partner of MLAM. MLAM, an investment advisor registered under Section 203 of the Advisors Act, serves as investment advisor to the Merrill Fund, an investment company registered under Section 8 of the Investment Company Act. PSI is a wholly owned direct subsidiary of Merrill Lynch Group, Inc. ("ML Group"), and ML Group is a wholly owned direct subsidiary of ML&Co.

 (8) Based solely on the Schedule 13G dated December 31, 1997 filed with the Commission, jointly, by American Express Company ("American Express") and American Express Financial, an investment advisor registered under Section 203 of the Advisors Act, are the beneficial owners of 2,012,250 shares. Each of American Express and American Express Financial may be deemed to share voting power with respect to 1,076,450 shares and dispositive power with respect to the entirety of such 2,012,250 shares. American Express Financial is a wholly owned subsidiary of American Express. The latter disclaims "beneficial ownership" of such shares.

 (9) Includes 25,000 restricted shares granted to Mr. Foster in 1993 that are subject to forfeiture provisions that will lapse upon the achievement of certain performance targets for 1998. Also includes 123,600 shares held by Mr. Foster as trustee for the benefit of two charitable trusts and 100,000 shares held by a charitable organization that Mr. Foster serves as president and a director. Mr. Foster disclaims any pecuniary interest with respect to such shares.

(10) Warburg is the owner of 6,431,028 of the shares indicated as beneficially owned by each of Messrs. Harris and Newman and are included because of their affiliation with Warburg. Each of Messrs. Harris and Newman disclaims "beneficial ownership" of the Warburg shares within the meaning of Rule 13d-3 under the Exchange Act. See Note 5 above.

(11) All of the shares indicated as beneficially owned by Mr. Ricks are owned directly by The Permanent University Fund of the State of Texas or the Board of Regents of the University of Texas System and are included because Mr. Ricks, as President and Chief Executive Officer of the University of Texas Investment Management Company, may be deemed to share the power to vote or dispose of such shares. Mr. Ricks disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act.

(12) See Notes 2 through 4 and 9 through 11 above.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held six meetings during 1997. During 1997, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period that such director served as a director and (ii) the total number of meetings held by each committee of the Board of Directors on which such director served during the period that such director so served.

     The Board of Directors has the following standing committees:

          AUDIT COMMITTEE. The Audit Committee, which currently consists of Messrs. Duncan, Ricks, Shultz, Zand and Hendrix and Ms. Huffington, met three times during 1997. Its principal functions are to recommend to the Board of Directors each year the engagement of a firm of independent auditors, to review the Company's accounting and internal control systems and principal accounting policies and to oversee the entire audit function, both independent and internal.

        COMPENSATION COMMITTEE. The Compensation Committee, which currently consists of Messrs. Duncan, Newman, Ricks, Shultz, Harris, Zand and Hendrix and Ms. Huffington, met twice during 1997. Its principal functions are to review and approve the compensation of employees of the Company, including bonuses, benefit plans and stock options, and administer the employee benefit plans of the Company. Members of the Compensation Committee are not eligible to participate in any of the plans or programs they administer.

     The Board of Directors nominates persons to stand for election as directors of the Company.

COMPENSATION OF DIRECTORS

     Non-employee directors are paid $20,000 annually. In addition, a fee of $1,000 is paid to each non-employee director for attendance at each meeting of the Board and for attendance at any committee meeting, as a committee member, not held in conjunction with a meeting of the Board. A fee of $500 is also paid to each non-employee director for participation in each telephonic board meeting and for participation as a committee member in each committee meeting not held in conjunction with a board meeting. The Company's non-employee directors were paid $153,125, in the aggregate, in 1997 as compensation for serving as directors. Only non-employee directors are compensated for serving as directors. Non-employee directors are also reimbursed for out-of-pocket expenses incurred to attend board and committee meetings.

     Pursuant to the Company's 1995 Non-Employee Director Restricted Stock Plan, as amended in 1997 (the "Non-Employee Director Plan"), each non-employee director who is in office immediately after an annual meeting of stockholders receives a number of restricted shares of Common Stock determined by dividing $30,000 by the closing sales price of the Common Stock on the New York Stock Exchange (the "NYSE") on the date of the annual meeting (rounded down to nearest whole share). In addition, each non-employee director who is appointed to the Board for the first time after the 1997 Annual Meeting of Stockholders (and not in connection with an annual meeting of stockholders) is granted, effective on the date of appointment of such director to the Board, a number of restricted shares of Common Stock determined by dividing $30,000 by the closing sales price of the Common Stock on the NYSE on the date of such appointment (rounded down to nearest whole share). With respect to all such grants, the restrictions lapse on the day before the first annual meeting of stockholders following the date of grant. The restrictions on shares granted pursuant to the Non-Employee Director Plan before the 1997 Annual Meeting of Stockholders generally lapse over a three year period, with lapsing occurring as to one-third of such shares on the day before each annual meeting of stockholders during such period. An aggregate of 50,000 restricted shares may be issued pursuant to the Non-Employee Director Plan. Each of Messrs. Duncan, Shultz, Zand, Harris and Newman were granted 1,558 restricted shares on May 1, 1997 pursuant to the Non-Employee Director Plan. In accordance with the terms of such plan, Mr. Ricks made an irrevocable written election not to receive grants pursuant to the Non-Employee Director Plan. On May 15, 1997, Ms. Huffington was appointed a director of the Company and, accordingly, was granted 1,363 restricted shares pursuant to the plan. Mr. Hendrix was granted 1,269 restricted shares pursuant to the plan when he was appointed director of the Company on August 1, 1997.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation of the Chief Executive Officer of the Company and each of its four other most highly compensated executive officers (collectively, the "named executive officers") for the years ended December 31, 1997, 1996 and 1995. All information presented in this section is restated to reflect the two-for-one split of the Company's outstanding Common Stock effected in December 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                           COMPENSATION AWARDS
                                                  ANNUAL COMPENSATION           -----------------------------------------
                                          -----------------------------------                NUMBER OF
                                                              BONUS             RESTRICTED   SECURITIES
       NAME AND PRINCIPAL                            ------------------------     STOCK      UNDERLYING      ALL OTHER
            POSITION               YEAR    SALARY    CURRENT(1)   DEFERRED(2)   AWARDS(3)     OPTIONS     COMPENSATION(4)
       ------------------          ----   --------   ----------   -----------   ----------   ----------   ---------------
Joe B. Foster....................  1997   $225,000    $210,000     $221,631           --       50,000         $18,000
  Chairman of the Board,           1996    224,416     200,000      239,251       75,000       30,000           9,500
  President and Chief              1995    217,350     150,000       81,075           --           --           9,240
  Executive Officer

Robert W. Waldrup................  1997    181,833     150,000      152,801           --           --          14,547
  Vice President - Operations      1996    179,416     140,000      165,810       35,000       15,000           9,500
                                   1995    172,333     100,000       57,759           --           --           9,240

Terry W. Rathert.................  1997    166,783     135,000      143,165           --           --          13,343
  Vice President - Planning        1996    163,867     120,000      157,860       35,000       15,000           9,500
  and Administration               1995    157,333     100,000       55,468           --           --           9,240
  and Secretary

David F. Schaible................  1997    144,583     150,000      146,469           --           --          11,567
  Vice President -                 1996    138,500     140,000      155,967       35,000       15,000           9,500
  Acquisitions and Development     1995    121,000     100,000       51,378           --           --           9,240

William D. Schneider.............  1997    139,583     125,000      116,322           --           --          11,167
  Vice President -                 1996    134,375     120,000      120,950       30,000       12,500           9,500
  International Exploration        1995    127,291      80,000       39,024           --           --           9,240

---------------

(1) Reflects current cash incentive compensation awards pursuant to the Newfield Employee 1993 Incentive Compensation Plan (the "Incentive Compensation Plan") paid in February 1998, 1997 and 1996, respectively, based upon performance in 1997, 1996 and 1995, respectively. See "-- Compensation Committee Report on Executive Compensation -- Executive
    Compensation -- Incentive Compensation Plan."

(2) Reflects deferred incentive compensation awards granted in February 1998, 1997 and 1996, pursuant to the Incentive Compensation Plan based upon performance in 1997, 1996 and 1995, respectively. Deferred awards are paid in four equal annual installments. A recipient of a deferred award has the option for 30 days following the date of grant to elect to have a portion of such award paid in the form of Common Stock. See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Incentive Compensation Plan."

(3) The indicated awards of restricted shares of Common Stock were made on February 13, 1996. Such shares are subject to forfeiture provisions that, upon the achievement of certain annual performance targets, lapse with respect to 20% of the shares granted to a particular executive officer on each of the first five anniversaries of the date of grant. The performance targets for 1997 and 1996 were met. If the performance targets for a particular year are not met, the forfeiture provisions may still lapse at a later date. See "-- Compensation Committee Report on Executive
    Compensation -- Executive Compensation -- Restricted Stock Awards."

(4) Reflects amounts contributed or accrued by the Company under the Company's 401(k) Profit Sharing Plan and the Company's Deferred Compensation Plan. See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Deferred Compensation Plan."

STOCK OPTIONS GRANTED IN 1997

     The following table contains certain information concerning stock options granted to the named executive officers in 1997.

                                                  INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                               --------------------------------------------------------     VALUE AT ASSUMED
                               NUMBER OF                                                  ANNUAL RATES OF STOCK
                               SECURITIES   PERCENT OF TOTAL   EXERCISE OR                 PRICE APPRECIATION
                               UNDERLYING   OPTIONS GRANTED    BASE PRICE                  FOR OPTION TERMS(3)
                                OPTIONS       TO EMPLOYEES         PER       EXPIRATION   ---------------------
                               GRANTED(1)       IN 1997         SHARE(2)        DATE         5%         10%
                               ----------   ----------------   -----------   ----------   --------   ----------
Joe B. Foster................    50,000          17.5%           $26.00      02/13/07     $380,205   $1,375,445

---------------

(1) The options expire 10 years from the date of grant. Twenty percent of the options will vest on the first and each succeeding anniversary of the date of grant. The options were granted pursuant to the Omnibus Plan.

(2) The exercise price of the options was established by the Compensation Committee. The average of the high and low sales price of Common Stock on the NYSE on the date of grant was $20.63.

(3) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plans governing termination of options upon employment termination, transferability or vesting.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table contains certain information concerning stock options exercised during 1997 and the value of unexercised options at December 31, 1997.

                                                                 NUMBER OF
                                                           SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                              SHARES                         DECEMBER 31, 1997          AT DECEMBER 31, 1997(2)
                             ACQUIRED        VALUE      ---------------------------   ---------------------------
           NAME             ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   -----------   -----------   -------------   -----------   -------------
Joe B. Foster.............        --       $     --       548,500        104,000      $10,589,516     $804,314
Robert W. Waldrup.........        --             --       162,000         43,000        3,116,304      711,157
Terry W. Rathert..........    32,500        679,256       212,000         43,000        4,066,929      711,157
David F. Schaible.........     1,000         23,250       161,750         32,250        3,108,390      503,547
William D. Schneider......        --             --        67,500         28,000        1,280,743      441,349

---------------

(1) The value realized upon the exercise of a stock option is equal to the difference between the closing price of the Common Stock on the NYSE on the date of exercise and the exercise price of the stock option multiplied by the number of shares acquired.

(2) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Common Stock on the NYSE on December 31, 1997 of $23.31 per share and the exercise price of the stock option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Charles W. Duncan, Jr., Howard H. Newman, Thomas G. Ricks, C. E. Shultz, Jeffery A. Harris, Dale E. Zand, Terry Huffington and Dennis R. Hendrix.

     The Company's 401(k) Profit Sharing Plan (the "401(k) Plan") invests in several mutual funds affiliated with Warburg (the "Warburg Funds"). The amount invested in the Warburg Funds at any time depends upon the elections made by the participants in the 401(k) Plan. The Company believes that the

401(k) Plan invests on the same basis in terms of rates and fees as are offered generally to similar employee investment vehicles. As of December 31, 1997, an aggregate of $1.6 million of the 401(k) Plan's assets were invested in the Warburg Funds. Messrs. Newman and Harris are affiliated with Warburg.

     Ms. Huffington is a principal owner of Huffco International L.L.C. ("Huffco") and David A. Trice, Vice President - Finance and International of the Company, is a minority owner of Huffco. On May 15, 1997, prior to Ms. Huffington and Mr. Trice becoming affiliated with the Company, the Company acquired substantially all of the assets and assumed substantially all of the operating liabilities of Huffco (the "Huffco Transaction"), including all the issued and outstanding common stock of Huffco China LDC ("Huffco China"), the owner of an undivided 35% interest in a 415,000 acre production sharing contract area known as Block 05/36, Bohai Bay, offshore the People's Republic of China. The Company paid Huffco a cash payment of $5,850,000 at closing. Huffco has the right to further payments upon the occurrence of certain events. If the Company acquires an interest in two blocks offshore Cote de Ivoire on or before May 15, 2002, the Company will pay Huffco $2,620,000, subject to certain adjustments if the Company sells such interest to a third party under certain circumstances. Based on current facts, the Company does not anticipate acquisition of an interest in the two blocks. In addition, in the event the Company commits to a development program in the Federal Republic of Nigeria on or before May 15, 2002, the Company will pay Huffco $1,000,000. Although the Company continues to evaluate opportunities in Nigeria, the Company has not committed to a development program or any other project in Nigeria.

     Huffco retained preferred shares of Huffco China that provide for an aggregate dividend equal to 10% of the excess of proceeds received by Huffco China from the sale of oil, gas and other minerals over all costs incurred with respect to exploration and production in Block 05/36, Bohai Bay, plus an allocated portion of the cash purchase price paid by the Company to Huffco at the closing of the Huffco Transaction. During 1997 the Company completed the drilling of its initial exploratory well in Bohai Bay at a cost of $4.3 million. The well did not encounter commercial quantities of oil and gas and the participants agreed to plug and abandon the well. At December 31, 1997, Huffco China had approximately $10 million in unrecovered costs and, as a result, no dividends have been paid to date on the preferred shares.

     In connection with the Huffco Transaction, Ms. Huffington and Mr. Trice, who was the Chief Executive Officer of Huffco prior to the Huffco Transaction, each entered into a subscription agreement with the Company pursuant to which Ms. Huffington acquired 268,579 shares for $5,396,782 and Mr. Trice acquired 4,021 shares for $80,814. Pursuant to the subscription agreements, the Company filed a registration statement with the Commission to register the resale of the shares acquired by Ms. Huffington and Mr. Trice under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the subscription agreements, the Company is required to maintain the effectiveness of the registration statement for one year. In addition, the Company agreed to indemnify Ms. Huffington and Mr. Trice against certain liabilities that they may incur in connection with the resale of their shares, including liabilities arising under the Securities Act, and to contribute to payments that they may be required to make with respect thereto. Ms. Huffington was appointed a director of the Company effective as of May 15, 1997 and Mr. Trice was appointed a vice president of the Company in charge of international and financial affairs.

     Mr. Hendrix and Mr. Burguieres are directors of Chase Bank of Texas N.A., an affiliate of the Chase Manhattan Bank. The Company maintains a $125 million revolving credit facility with the Chase Manhattan Bank. At December 31, 1997, the Company had approximately $5 million of borrowings outstanding under the credit facility.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee oversees the administration of compensation programs applicable to all employees of the Company, including its executive officers. Executive compensation is reviewed and approved annually by the Committee.

     The Compensation Committee seeks to encourage growth in the Company's oil and gas reserves and cash flow and to enhance stockholder value through the creation and maintenance of compensation opportunities that attract and retain committed, highly qualified personnel. To such purpose, the Committee believes that the compensation of all employees, including executive officers, should include the following components:

     - A base salary that is competitive with compensation offered by other oil and gas exploration and production enterprises similar to the Company.

     - Annual incentive compensation, based on Company performance and profitability, to reward achievement of Company objectives, individual responsibility and productivity, high quality work and impact on Company results. See "-- Executive Compensation -- Incentive Compensation Plan" below.

     - The opportunity to purchase Common Stock at a discount of at least 15% through the Newfield Employee Stock Purchase Plan and other equity incentives as motivators for all employees and to better align the interests of employees and stockholders.

     - Case specific compensation plans to accommodate individual circumstances or nonrecurring situations as required.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to a public company for compensation paid to its chief executive officer and four other most highly compensated executive officers if the compensation of any such officers exceeds $1 million in a particular year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

     As noted above, a significant portion of the Company's compensation is performance-based. The Company has structured portions of its performance-based compensation (such as stock option grants) in a manner that excludes such compensation from the deduction limit. Awards under the Company's Incentive Compensation Plan after 1996 and grants of restricted shares under the Omnibus Plan do not, however, qualify for exclusion from the deduction limit. For
Section 162(m) purposes, the market value of restricted shares are included in the year that forfeiture restrictions lapse. As a result, if the market price of the Common Stock increases significantly, the amount of compensation for purposes of Section 162(m) will also increase significantly. For Section 162(m) purposes, deferred awards under the Incentive Compensation Plan after 1996 are included in the year paid, and are paid, at the election of the recipient, in either cash or Common Stock. During the deferral period, the awards to be paid in cash accrue interest and the value of awards to be paid in Common Stock vary depending on the Common Stock's market price.

     The Compensation Committee has not intended and does not currently intend to award compensation to any executive officer that would exceed the deduction limit of Section 162(m), but no assurance can be given that such limit will not be exceeded if the market price of the Common Stock increases significantly after the date of an award. The 1998 Omnibus Stock Plan being submitted to stockholders at the Annual Meeting is structured to permit the Compensation Committee to award restricted shares that will be excluded from the deduction limit. The Compensation Committee may, however, determine that it is in the best interest of the Company to award restricted shares pursuant to such plan that do not meet the requirements for exclusion from the deduction limit or to otherwise award compensation that would exceed such limit.

     COMPANY PERFORMANCE. During 1997, and as it did in 1996, the Company realized its best year of performance since its founding in 1989, both in terms of financial and operating results. Results for 1997 on a per share basis are summarized below:

                                                                                PERCENT
                       AT YEAR END:                          1997      1996     CHANGE
                       ------------                         ------    ------    -------
Market price..............................................  $23.31    $26.00     -10%
Book value................................................  $ 7.00    $ 6.45      +9%
Present value of estimated proved reserves
  less long-term debt(1)..................................  $13.81    $11.84     +17%

                                                                                PERCENT
                      FOR THE YEAR:                          1997      1996     CHANGE
                      -------------                         ------    ------    -------
Net income................................................  $ 1.07    $ 1.03     + 4%
Operating cash flow(2)....................................  $ 4.26    $ 3.37     +26%

---------------

(1) Based upon estimates prepared by the Company. The present value of estimated proved reserves is pre-tax and was determined for both years by using constant prices as of December 31, 1997, with estimated future net cash flows from such reserves discounted at 10% per annum. See "Item 2. Properties -- Oil and Gas Reserves" in Part I of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Form 10-K") for information regarding the present value of estimated proved reserves at December 31, 1997 using prices as of such date and for certain cautionary statements with respect to such estimates. Also see "Item 1.
    Business -- Forward Looking Statements" in Part I of the Form 10-K for certain cautionary statements with respect to such estimates and the production of hydrocarbons.

(2) Represents operating cash flow before changes in assets and liabilities. See "Selected Five-Year Financial and Reserve Data" on page 14 of the Company's annual report to stockholders for the year ended December 31, 1997.

     The Company's production for 1997 was 74.0 billion cubic feet of natural gas equivalent ("Bcfe"), up 31% from 1996. This generated $162 million of operating cash flow before changes in assets and liabilities, up 29% from 1996. Net income increased to $41 million, up 5% over 1996. Estimated proved reserve additions equaled 251% of production.

     The Company drilled 18 domestic exploratory wells in 1997, nine of which were successful. These exploratory successes, together with development drilling, resulted in estimated proved reserve additions by the drill bit of approximately 109 Bcfe. In addition, the Company acquired interests in 10 producing fields during 1997, resulting in proved reserve additions of approximately 81 Bcfe.

     The Company initiated international activities with the acquisition of Huffco China, LDC. The Company drilled one unsuccessful exploration well in the Bohai Bay, offshore Peoples Republic of China in 1997.

     EXECUTIVE COMPENSATION. Before taking the actions described in this report, the Compensation Committee thoroughly reviewed and discussed the Company's financial and operating results for 1997. A summary of the indicators deemed particularly relevant by the Compensation Committee are presented above. The Compensation Committee also compared the Company's performance to that of its peers. This performance is reflected under the caption "Stockholder Return Performance Presentation" below. Specific actions taken by the Compensation Committee regarding executive compensation are summarized below.

     Base Salary. The Compensation Committee evaluated peer group information in setting base salary levels. Annual salary adjustments for the Company's executive group are based on general levels of market salary increases, individual performance and the Company's overall financial and operating results, without any specific relative weight assigned to any of these factors.

     Incentive Compensation Plan. The Incentive Compensation Plan is funded by amounts equal to the revenues that would be attributable to a 1% overriding royalty interest on acquired producing properties and a 2% overriding royalty interest from exploration properties, bearing upon both the interest of the Company and certain investors that participated in the Company's activities in such properties and proportionately reduced to the interest of the Company and such investors. Amounts available for distribution under the Incentive Compensation Plan attributable to the overriding royalty interests bearing against the Company are limited to 5% of the Company's Adjusted Net Income (as defined in the Incentive Compensation Plan). Awards may consist of both a current and deferred amount. Eligible employees may elect for a portion of deferred amounts to be paid in Common Stock instead of cash. If an eligible employee elects for a deferred amount to be paid in Common Stock, the number of shares of Common Stock to be awarded is determined by using the fair market value of the Common Stock on the date of the award. Deferred Awards are paid in four annual installments, each installment consisting of 25% of the deferred award, plus interest on awards paid in cash.

     Awards granted to the named executive officers in February 1998 for the 1997 performance period pursuant to the Incentive Plan are presented under "Bonus" in the Summary Compensation Table. Such awards were based approximately 50% on level of responsibility and the Company's performance and approximately 50% on individual productivity, quality of work and impact on the Company's results. The Compensation Committee established awards for each executive after hearing the recommendations of the Chief Executive Officer.

     Deferred Compensation Plan. During 1997, the Company implemented a highly compensated employee Deferred Compensation Plan (the "Deferred Plan"). This non-qualified plan allows an eligible employee to defer a portion of the employee's salary or bonus on an annual basis. The Company matches $1.00 for each $1.00 of employee deferral, with the Company's contribution not to exceed 8% of an employee's salary, subject to limitations imposed by the Deferred Plan. The Company's contribution is reduced by the amount of contribution made by the Company to the 401(k) Plan for each participant.

     Restricted Stock Awards. In February 1996 the Compensation Committee awarded shares of restricted Common Stock to the named executive officers pursuant to the Omnibus Plan. These awards are reflected under "Long-Term Compensation Awards" in the Summary Compensation Table. While not required by the terms of the Omnibus Plan, at the time of grant such awards contained forfeiture provisions that required the achievement of a performance target each year (either (i) 10% or greater rate of return on average stockholders' equity or (ii) the addition of proved reserves during the performance year at least equal to production for such year). Upon the achievement of a performance target for a particular year, the forfeiture provisions with respect to 20% of the restricted shares awarded to a particular executive officer lapsed. In order to limit the potentially adverse effect on earnings of accounting for variable plan awards, the Compensation Committee determined in July 1997 to amend such awards to provide that, to the extent performance for a particular year was not met, the restricted shares would not be forfeited at that time and the forfeiture provisions would nevertheless lapse, subject to continued employment, on the ninth anniversary of the award. In making its determination, the Compensation Committee noted that the performance targets for 1996 had been achieved and that the performance targets for 1997 would almost certainly be achieved.

     CHIEF EXECUTIVE OFFICER COMPENSATION. As described above, the Company's executive compensation philosophy, including the compensation of the Chief Executive Officer, is a competitive base salary and incentive compensation based upon the Company's performance. Specific actions taken by the Compensation Committee regarding Mr. Foster's compensation are summarized below.

     Base Salary. Mr. Foster's base salary was increased from $224,416 for 1996 to $225,000 for 1997. The increase was based on the factors described above under "Executive Compensation -- Base Salary." Mr. Foster's monthly base salary did not increase during 1997. The amount of base salary received by Mr. Foster during 1997 was $225,000 compared to $224,416, because a lower monthly salary was received during one month of 1996.

     Incentive Compensation Plan. In February 1998, Mr. Foster received a $210,000 current award and a $221,631 deferred award for the 1997 performance period pursuant to the Incentive Compensation Plan. These awards were based approximately 50% on the Company's performance and Mr. Foster's level of responsibility and approximately 50% on productivity, perceived quality of work and impact on the Company's results.

     Omnibus Plan. In February 1997, Mr. Foster was granted options to purchase 50,000 shares of Common Stock pursuant to the Omnibus Plan. This award was granted to provide Mr. Foster incentive with respect to the Company's future performance and to award him for his contribution to the Company's performance in 1996. The Compensation Committee set the exercise price at $26.00 per share (the closing price of the Common Stock at year end 1996). The closing price of the Common Stock on the date of grant was $20.63.

     Restricted Stock Awards. During 1997, Mr. Foster's 1996 restricted stock award was amended as described above under "Executive Compensation-Restricted Stock Awards."

                             Compensation Committee

                             Charles W. Duncan, Jr.
                                Howard H. Newman
                                Thomas G. Ricks
                                  C. E. Shultz
                               Jeffrey A. Harris
                                  Dale E. Zand
                                Terry Huffington
                               Dennis R. Hendrix

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     As required by applicable rules of the Securities and Exchange Commission, the performance graph shown below was prepared based upon the following assumptions:

          1. $100 was invested in the Company's Common Stock, the S&P 500 and the Peer Group (as defined below) on November 12, 1993 at the closing price on such date. The Company's Common Stock began trading on the New York Stock Exchange on that date and the last reported sale was at $9.06 per share. The initial public offering price of the Common Stock was $8.75 per share. (The November 12, 1993 per share initial public offering price and last reported sale price, indicated in this paragraph reflect the two-for-one split of the Company's outstanding Common Stock effected December 1996.)

          2. Peer Group investment is weighted based on the stock market capitalization of each individual company within the Peer Group at the beginning of the period.

          3. Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Company's Peer Group are as follows: Apache Corporation, Cross Timbers Oil Company, Devon Energy Corporation, Enron Oil & Gas Company, The Louisiana Land & Exploration Company*, Noble Affiliates, Inc., Pogo Producing Company, Seagull Energy Corporation and Vintage Petroleum, Inc.

                          TOTAL RETURN TO STOCKHOLDERS
                     (ASSUMES $100 INVESTMENT ON 11/12/93)

                                                      NEWFIELD
               MEASUREMENT PERIOD                   EXPLORATION
             (FISCAL YEAR COVERED)                      CO.            PEER GROUP         S&P 500
11/12/93                                                       100               100               100
12/31/93                                                        97                93               101
12/30/94                                                       110                89               102
12/29/95                                                       149               114               140
12/31/96                                                       287               149               172
12/31/97                                                       257               151               229

---------------

 * The Louisiana Land & Exploration Company ("LL&E") was acquired by Burlington Resources in October 1997. LL&E was included in the Company's peer group up until the acquisition by Burlington. The value of the LL&E investment was held constant from the date of acquisition through the end of 1997. As Burlington is not a member of the Company's Peer Group, information relative to LL&E was not included in this presentation after October 1997 and, in the future, will not be considered in calculation of the Company's Return Performance Presentation.

                                      ITEM 2

                   APPROVAL OF THE NEWFIELD EXPLORATION COMPANY
                              1998 OMNIBUS STOCK PLAN

     On February 12, 1998, the Board of Directors adopted, subject to stockholder approval, the Newfield Exploration Company 1998 Omnibus Stock Plan (the "1998 Omnibus Plan" or the "Plan"). The purpose of the 1998 Omnibus Plan is to provide a means through which the Company may attract able persons to enter the employ of the Company and to provide a means whereby employees can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and their desire to remain in its employ.

     At March 31, 1998, an aggregate of 79,840 shares of Common Stock were available for grant pursuant to all of the Company's stock plans.

     The full text of the 1998 Omnibus Plan is set forth in Annex A hereto. The following brief summary of the Plan is qualified in its entirety by reference to the full text.

     TYPES OF AWARDS. Under the 1998 Omnibus Plan, the Compensation Committee (the "Committee") may award nonqualified stock options, incentive stock options and restricted stock awards to employees of the Company and its subsidiaries. The Company and its subsidiaries currently have approximately 86 full time employees.

     SHARES AVAILABLE. The Plan provides for the issuance of up to 1,000,000 shares of Common Stock pursuant to options and restricted stock awards granted under the Plan, but not more than 250,000 of such shares may be issued as restricted stock. Under the terms of the Plan, any one employee may not receive stock options in any calendar year that would permit such employee to acquire more than 100,000 shares of Common Stock and with no more than 50,000 shares of Common Stock in the form of restricted stock awards. If any options granted under the Plan expire or terminate prior to exercise, the shares subject to the portion of the option not exercised will be available for subsequent grants. If any restricted stock awards are forfeited to the Company, the forfeited shares will be available for subsequent grants. The number of shares and the exercise price per share of Common Stock that may be issued pursuant to outstanding stock options or restricted stock awards will be subject to adjustment by the Committee upon the occurrence of certain events described in the Plan.

     ADMINISTRATION. The 1998 Omnibus Plan will be administered by the Committee, which must approve options and restricted stock awards granted under the Plan. The Committee has broad powers to administer and interpret the Plan, including the authority (i) to establish rules for the administration of the Plan, (ii) to select the participants in the Plan, (iii) to determine the types of awards to be granted and the number of shares covered by such awards, and
(iv) to set the terms and conditions of such awards. All determinations and interpretations of the Committee will be binding on all interested parties.

     OPTIONS. Options granted under the 1998 Omnibus Plan may be either "incentive stock options" within the meaning of Section 422 of the Code or "nonqualified" stock options that do not qualify for special tax treatment under
Section 422 or similar provisions of the Code. No stock option may be granted with a per share exercise price less than the Fair Market Value (as defined in the Plan) of a share of the underlying Common Stock on the date the stock option is granted. The Fair Market Value of a share of Common Stock for a particular day is generally equal to the average of the high and low sales price of the Common Stock on the NYSE on such day. The Fair Market Value of the Company's Common Stock was $25.59 per share on March 31, 1998. The exercise price may be paid in cash or shares of Common Stock. Further, the optionee may be authorized to exercise an option and direct an immediate sale of any Common Stock thereby acquired pursuant to an extension of credit by the Company for the aggregate purchase price of such stock, upon terms the Committee may determine.

     RESTRICTED STOCK AWARDS. The 1998 Omnibus Plan also provides for shares of the Company's Common Stock to be issued in the form of restricted stock awards. The participant will have the right to vote the shares of restricted stock and the right to receive any cash dividends. The Committee will determine the participants to whom restricted stock awards will be granted, the number of shares of restricted stock to be granted, the duration of the restricted period, the conditions under which the restricted stock may be forfeited to the Company and other terms and conditions of restricted stock awards. Restricted stock may not be disposed of by a participant until the restrictions specified in the restricted stock award expire. The Committee may also establish performance goals applicable to restricted stock awards in such a manner as will permit lapse of restrictions with respect thereto to qualify as "performance-based compensation" pursuant to Section 162(m)(4)(C) of the Code. Such performance goals will, until changed by the Committee with the approval of stockholders if required by the Code, be based on the attainment of target levels of one or more of net income, cash flows, reserve additions or revisions, economic value added from reserves, total capitalization, total stockholder return, assets, exploration successes, production volumes, finding and development costs, cost reductions and savings, return on sales, profit margins or earnings per share as may be specified by the Committee.

     CHANGE OF CONTROL PROVISIONS. Upon the occurrence of a Change of Control (as defined in the Plan) all restrictions on restricted stock awards, if any, under the 1998 Omnibus Plan will immediately lapse, and the Committee may take one or more of the following actions in connection with any options granted under the 1998 Omnibus Plan: (i) accelerate the time at which options then outstanding may be exercised so that such options may be exercised in full, (ii) require the mandatory surrender to the Company by selected participants of some or all of the outstanding options held by such participants and provide for the purchase, in cash, of such options at a price determined pursuant to the terms of the Plan, (iii) make such adjustments to options then outstanding as the Committee deems appropriate to reflect such Change of Control or (iv) provide that thereafter upon any exercise of an option theretofore granted the participant shall be entitled to purchase under such option, in lieu of the number of shares of Common Stock then covered by such option the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the participant would have been entitled if, immediately prior to such Change of Control, the participant had been the holder of record of the number of shares of Common Stock then covered by such option.

     AMENDMENT. The Board of Directors may terminate or amend the Plan at any time except that the terms of any option or award agreements then outstanding may not be adversely affected without the consent of the individual (unless such amendment is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the
Code). The Board of Directors may not amend the Plan without the approval of the Company's stockholders if the amendment would increase the total number of shares of Common Stock available for issuance under the Plan, extend the term of the Plan, decrease the authority granted to the Committee in contravention of Rule 16b-3 of the Exchange Act, materially increase the benefits accruing to employees under the Plan or change the class of employees eligible to participate in the Plan.

     FEDERAL INCOME TAX MATTERS. "Nonqualified" stock options granted under the Plan are not intended to and do not qualify for the favorable tax treatment available to "incentive" stock options under Section 422 of the Code. Generally, no income is taxable to the optionee (and the Company is not entitled to any deduction) upon the grant of a nonqualified stock option. When a nonqualified stock option is exercised, the optionee generally must recognize compensation taxable as ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company normally will receive a deduction equal to the amount of compensation the optionee is required to recognize as ordinary income if the Company complies with applicable federal withholding requirements.

     "Incentive" stock options granted under the Plan are intended to qualify for favorable tax treatment under Section 422 of the Code. Under Section 422, an optionee realizes no taxable income when an incentive stock option is granted. Further, the optionee generally will not realize any taxable income when the incentive stock option is exercised if he or she has at all times from the date of the option's grant until three months before the date of exercise been an employee of the Company. The Company ordinarily is not entitled to any deduction upon the grant or exercise of an incentive stock option. Certain other favorable tax consequences may be available to the optionee if he or she does not dispose of the shares acquired upon the exercise of an incentive stock option for a period of two years from the granting of the option and one year from the receipt of the shares.

     A participant who receives a grant of restricted stock and who does not elect to be taxed at the time of grant will not recognize taxable income upon such grant and the Company will not be entitled to a deduction until the termination of the restricted period. Upon such termination, the participant will recognize taxable ordinary income in an amount equal to the fair market value of the Common Stock at that time, and the Company will be entitled to a deduction in the same amount. However, a participant may elect to recognize taxable ordinary income in the year the shares are granted in an amount equal to their fair market value at that time, determined without regard to the restrictions. In that event, the Company will be entitled to a deduction in such year in the same amount, and any gain or loss recognized by the participant upon loss recognized by the participant upon subsequent disposition of the Common Stock will be capital gain or loss. Any dividends with respect to the restricted stock that are paid or made available to a participant (who has not elected to be taxed on the date of grant) while the shares remain forfeitable are treated as additional compensation taxable as ordinary income to the participant and deductible to the Company. If such election has been made with respect to the shares, the dividends represent ordinary dividend income to the participant that are not deductible to the Company. If the participant elects to be taxed on the restricted stock on the date of grant and the participant subsequently forfeits the shares, the participant is not entitled to a deduction as a consequence of such forfeiture and the Company must include as ordinary income the amount it previously deducted in the year of grant with respect to such shares.

VOTE REQUIRED

     The proposal to adopt the 1998 Omnibus Plan requires the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE 1998 OMNIBUS STOCK PLAN.

                                    ITEM 3.

                            APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Coopers & Lybrand L.L.P., independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1998. The Company is advised that no member of Coopers & Lybrand L.L.P. has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                    ITEM 4.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 1999 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than December 4, 1998.

                                             By Order of the Board of Directors

                                                    /s/ TERRY W. RATHERT

                                                      Terry W. Rathert
                                                         Secretary

April 3, 1998

                                                                         ANNEX A

                          NEWFIELD EXPLORATION COMPANY

                            1998 OMNIBUS STOCK PLAN

                                   I. PURPOSE

     The purpose of the NEWFIELD EXPLORATION COMPANY 1998 OMNIBUS STOCK PLAN (the "Plan") is to provide a means through which NEWFIELD EXPLORATION COMPANY, a Delaware corporation (the "Company"), and its subsidiaries may attract able persons to enter the employ of the Company and to provide a means whereby employees can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and their desire to remain in its employ. A further purpose of the Plan is to provide employees with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards or any combination of the foregoing, as is best suited to the circumstances of the particular employee as provided herein.

                                II. DEFINITIONS

     The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

     (a) "AWARD" means, individually or collectively, any Option or Restricted Stock Award.

     (b) "BOARD" means the Board of Directors of the Company.

     (c) "CHANGE OF CONTROL" means the occurrence of any of the following events: (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company),
(iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board.

     (d) "CHANGE OF CONTROL VALUE" shall mean (i) the per share price offered to stockholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Change of Control takes place, or (iii) if such Change of Control occurs other than pursuant to a tender or exchange offer, the Fair Market Value per share of the shares into which Awards are exercisable, as determined by the Committee. In the event that the consideration offered to stockholders of the Company consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

     (e) "CODE" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulations under such section.

     (f) "COMMITTEE" means the Compensation Committee of the Board which shall be (i) constituted so as to permit the Plan to comply with Rule 16b-3 and (ii) constituted solely of "outside directors," within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder.

     (g) "COMPANY" means Newfield Exploration Company.

     (h) "DIRECTOR" means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

     (i) An "EMPLOYEE" means any person (including an officer or a Director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).

     (j) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     (k) "FAIR MARKET VALUE" means, as of any specified date, the mean of the reported high and low sales prices of the Stock on that date on the principal stock exchange, if any, on which the Stock is then traded, or if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

     (l) "HOLDER" means an employee who has been granted an Award.

     (m) "INCENTIVE STOCK OPTION" means an incentive stock option within the meaning of section 422 of the Code.

     (n) "OPTION" means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Stock and Options to purchase Stock that do not constitute Incentive Stock Options.

     (o) "OPTION AGREEMENT" means a written agreement between the Company and a Holder with respect to an Option.

     (p) "PLAN" means the Newfield Exploration Company 1998 Omnibus Stock Plan, as amended from time to time.

     (q) "RESTRICTED STOCK AGREEMENT" means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

     (r) "RESTRICTED STOCK AWARD" means an Award granted under Paragraph VIII of the Plan.

     (s) "RULE 16B-3" means SEC Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

     (t) "SEC" means the Securities and Exchange Commission.

     (u) "SECURITIES ACT" means the Securities Act of 1933, as amended.

     (v) "STOCK" means Common Stock, par value $.01, of the Company.

     (w) "TREASURY REGULATIONS" means regulations issued by the Department of the Treasury applicable to the Code.

                  III. EFFECTIVE DATE AND DURATION OF THE PLAN

     The Plan shall be effective upon the date of its adoption by the Board, provided the Plan is approved by the stockholders of the Company within twelve months thereafter and on or prior to the date of the first annual meeting of stockholders of the Company held subsequent to the acquisition of an equity security by a Holder hereunder for which exemption is claimed under Rule 16b-3. No further Awards may be granted under the Plan after the expiration of ten years from the date of its adoption by the Board. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.

                               IV. ADMINISTRATION

     (a) COMMITTEE. The Plan shall be administered by the Committee.

     (b) POWERS. Subject to the provisions of the Plan, the Committee shall have sole authority, in its discretion, to determine which employees shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option, nonqualified Option or Restricted Stock Award shall be granted, and the number of shares of Stock which may be issued under each Option or Restricted Stock Award. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contribution to the Company's success and such other factors as the Committee in its discretion shall deem relevant.

     (c) ADDITIONAL POWERS. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive.

                V. GRANT OF OPTIONS AND RESTRICTED STOCK AWARDS;
                           SHARES SUBJECT TO THE PLAN

     (a) STOCK GRANT AND AWARD LIMITS. The Committee may from time to time grant Awards to one or more employees determined by it to be eligible for participation in the Plan in accordance with the provisions of Paragraph VI. Subject to Paragraph IX, the aggregate number of shares of Stock that may be issued under the Plan shall not exceed 1,000,000 shares of Stock. Shares of Stock shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Stock subject to such Award shall again be available for the grant of an Award to the extent permissible pursuant to Rule 16b-3. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Stock that may be subject to Awards granted to any one employee during any calendar year is 100,000 shares of Stock and with no more than 50,000 shares of Stock that may be subject to Restricted Stock Awards (subject to adjustment in the same manner as provided in Paragraph IX with respect to shares of Stock subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner that will permit compensation generated in connection with Restricted Stock Awards (to the extent that such Awards are intended by the Committee to constitute "performance-based" compensation) or the exercise of Options to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are cancelled or repriced or shares subject to Restricted Stock Awards that are forfeited. Further, notwithstanding any provision of the Plan to the contrary, the maximum number of shares of Stock that may be granted as Restricted Stock Awards under Paragraph VIII during the term of the Plan is 250,000 shares of Stock (subject to adjustment in the same manner as provided in Paragraph IX with respect to shares of Stock subject to Awards then outstanding).

     (b) STOCK OFFERED. The stock to be offered pursuant to the grant of an Award may be authorized but unissued Stock or Stock previously issued and outstanding and reacquired by the Company.

                                VI. ELIGIBILITY

     Awards may be granted only to persons who, at the time of grant, are employees of the Company or one of its subsidiaries. Awards may not be granted to any Director who is not an employee of the Company or one of its subsidiaries. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award or any combination thereof.

                               VII. STOCK OPTIONS

     (a) OPTION PERIOD. The term of each Option shall be as specified by the Committee at the date of grant.

     (b) LIMITATIONS ON EXERCISE OF OPTION. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

     (c) SPECIAL LIMITATIONS ON INCENTIVE STOCK OPTIONS. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as options that do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an optionee's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the optionee of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

     (d) OPTION AGREEMENT. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. Such Option Agreement may also include, without limitation, provisions relating to (i) subject to the provisions hereof accelerating such vesting on a Change of Control, vesting of Options, (ii) tax matters (including provisions
(y) permitting the delivery of additional shares of Stock or the withholding of shares of Stock from those acquired upon exercise to satisfy federal or state income tax withholding requirements and (z) dealing with any other applicable employee wage withholding requirements), and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. Further, an Option Agreement may authorize and provide for an Optionee to exercise the Option and direct immediate market sale of any Stock thereby acquired pursuant to an extension of credit by the Company to such Optionee for the aggregate exercise price and upon such other terms and conditions as the Committee may determine. Moreover, an Option Agreement may provide for the payment of the purchase price of shares of Stock to be purchased upon the exercise of an Option or portion thereof, in whole or in part, by delivery of a number of shares of Stock (plus cash if necessary) having a Fair Market Value equal to such purchase price. The terms and conditions of the respective Option Agreements need not be identical.

     (e) OPTION PRICE AND PAYMENT. The price at which a share of Stock may be purchased upon exercise of an Option shall be determined by the Committee, but such purchase price (i) shall not be less than the Fair Market Value of a share of Stock on the date such Option is granted, and (ii) shall be subject to adjustment as provided in Paragraph IX. An Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The purchase price of shares of Stock to be purchased upon the exercise of an Option or portion thereof shall be paid in full in the manner prescribed by the Committee.

     (f) STOCKHOLDER RIGHTS AND PRIVILEGES. The Holder shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Stock as have been purchased under an Option and for which stock certificates have been registered in the Holder's name.

                         VIII. RESTRICTED STOCK AWARDS

     (a) RESTRICTION PERIOD TO BE ESTABLISHED BY THE COMMITTEE. At the time a Restricted Stock Award is made, the Committee shall establish a period of time (the "Restriction Period") applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Paragraph VIII(b) or Paragraph IX.

     (b) OTHER TERMS AND CONDITIONS. Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to receive dividends during the Restriction Period, to vote Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Restriction Period shall have expired, (ii) the Company shall retain custody of the Stock during the Restriction Period, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Stock during the Restriction Period, and (iv) a breach of the terms or a failure to satisfy the conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include, without limitation, provisions relating to (i) subject to the provisions hereof accelerating vesting on a Change of Control, vesting of Awards, (ii) tax matters (including provisions (y) covering any applicable employee wage withholding requirements and (z) prohibiting an election by the Holder under section 83(b) of the Code), and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. Without limiting the generality of the foregoing, it is intended that the Committee may establish performance goals applicable to Restricted Stock Awards granted to employees who, in the judgment of the Committee, may be Covered Employees (as such term is defined in Section 162(m)(3) of the Code) in such a manner as shall permit lapse of restrictions with respect thereto to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Code. It is specifically provided that the material terms of such performance goals for employees who, in the judgment of the Committee, may be Covered Employees, shall, until changed by the Committee with the approval of the stockholders, if such stockholder approval is required by the Code, be as follows: the business criteria on which the performance goals shall be based shall be the attainment of target levels of one or more of net income, cash flows, reserve additions or revisions, economic value added from reserves, total capitalization, total stockholder return, assets, exploration successes, production volumes, finding and development cost, costs reductions and savings, return on sales, profit margin or earnings per share as may be specified by the Committee.

     (c) PAYMENT FOR RESTRICTED STOCK. The Committee shall determine the amount and form of any payment for Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

     (d) AGREEMENTS. At the time any Award is made under this Paragraph VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical.

                     IX. RECAPITALIZATION OR REORGANIZATION

     (a) The shares with respect to which Awards may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

     (b) If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise of an Option theretofore granted the Holder shall be entitled to (or entitled to purchase, if applicable) under such Option, in lieu of the number of shares of Stock then covered by such Option, the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Stock then covered by such Option.

     (c) In the event of a Change of Control, any unsatisfied Restriction Periods with respect to outstanding Restricted Stock Awards shall immediately lapse and the Stock previously subject to such restrictions shall be fully vested. Further, in the event of a Change of Control, the Committee, in its discretion, may act to effect one or more of the following alternatives with respect to outstanding Options, which may vary among individual Holders and which may vary among Options held by any individual Holder: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised Options and all rights of Holders thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options held by such Holders (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Change of Control, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each Holder an amount of cash per share of Stock equal to the excess, if any, of the Change of Control Value of the shares of Stock subject to such Option over the exercise price(s) under such Options for such shares of Stock, (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding) or (4) provide that thereafter upon any exercise of an Option theretofore granted the Holder shall be entitled to purchase under such Option, in lieu of the number of shares of Stock then covered by such Option, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the Holder had been the holder of record of the number of shares of Stock then covered by such Option. The provisions contained in this Subparagraph (c) shall not terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.

     (d) In the event of changes in the outstanding Stock by reason of recapitalization, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph IX, any outstanding Awards and any agreements evidencing such Awards shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Stock or other consideration subject to such Awards. In the event of any such change in the outstanding Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

     (e) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (f) Any adjustment provided for in Subparagraphs (a), (b), (c) or (d) above shall be subject to any required stockholder action.

     (g) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

                    X. AMENDMENT AND TERMINATION OF THE PLAN

     The Board in its discretion may terminate the Plan at any time with respect to any shares of Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made that would impair the rights of the Holder without the consent of the Holder (unless such change is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder), and provided, further, that the Board may not, without approval of the stockholders, amend the Plan:

          (a) to increase the maximum number of shares of Stock that may be issued pursuant to the Plan, except as provided in Paragraph IX;

          (b) to change the class of employees eligible to receive Awards or materially increase the benefits accruing to employees under the Plan;

          (c) to extend the term of the Plan;

          (d) to modify materially the requirements as to eligibility for participation in the Plan; or

          (e) to decrease any authority granted to the Committee under the Plan in contravention of Rule 16b-3.

                               XI. MISCELLANEOUS

     (a) NO RIGHT TO AN AWARD. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an employee any right to be granted an Award hereunder except as may be evidenced by an Option Agreement or Restricted Stock Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

     (b) NO EMPLOYMENT RIGHTS CONFERRED. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time.

     (c) OTHER LAWS; WITHHOLDING. The Company shall not be obligated to issue any Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. No fractional shares of Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid.

The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

     (d) NO RESTRICTION ON CORPORATE ACTION. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action that is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

     (e) RESTRICTIONS ON TRANSFER. An Award shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the Holder's lifetime only by such Holder or the Holder's guardian or legal representative.

     (f) RULE 16B-3. It is intended that the Plan and any grant of an Award made to a person subject to Section 16 of the Exchange Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Award would disqualify the Plan or such Award under, or would otherwise not comply with, Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

     (g) SECTION 162(M). It is intended that the Plan comply fully with and meet all the requirements of Section 162(m) of the Code so that Options granted hereunder with an exercise price not less than Fair Market Value of a share of Stock on the date of grant shall constitute "performance-based" compensation within the meaning of such section and the lapse of restrictions with respect to Restricted Stock Awards that are intended to qualify as "performance-based" compensation within the meaning of such section shall constitute "performance-based" compensation. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m); provided that no such construction or amendment shall have an adverse effect on the economic value to a Holder of any Award previously granted hereunder.

     (h) GOVERNING LAW. This Plan shall be construed in accordance with the laws of the State of Delaware and applicable federal law.

                          NEWFIELD EXPLORATION COMPANY

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                  May 7, 1998

         This Proxy is Solicited on Behalf of the Newfield Exploration
                           Company Board of Directors

         The undersigned hereby appoints Joe B. Foster, Terry W. Rahert and C. William Austin, and each of them, proxies for the undersigned with full
P power of substitution, to vote all shares of Newfield Exploration Company Common Stock which the undersigned may be entitled to vote at the Annual
R Meeting of Stockholders of Newfield Exploration Company to be held in Houston, Texas, on Thursday May 7, 1998 at 11:00 A.M., or at any
O adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business
X    as may properly come before the meeting or any adjoumment thereof.

Y        Please mark this proxy as Indicated on the reverse side to vote on any
     Item. If you wish to vote in accordance with the Board of Directors' recommendations, please sign the reverse side, no boxes need to be checked.
     ---------------------------------------------------------------------------
     COMMENTS/ADDRESS CHANGE PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE



                                      (Continued and to be signed on other side)


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                              FOLD AND DETACH HERE

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
                                                                                                                   Please mark
                                                                                                                   your vote as  [X]
                                                                                                                   indicated in
                                                                                                                   this example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3                                               FOR   AGAINST   ABSTAIN

Item 1-ELECTION OF DIRECTORS                                           WITHHELD  Item 3-TO RATIFY SELECTION  [ ]     [ ]       [ ]
       Joe B. Foster, Robert W. Waldrup, Charles W. Duncan, Jr.  FOR    FOR ALL         OF AUDITORS
       Howard H. Newman, Thomas G. Ricks, C.E. (Chuck) Shultz,
       Terry Huffington, Dennis R. Hendrix, Phillip J.
       Burgulares and John C. Sawhill
                                                                 [ ]      [ ]
WITHHELD FOR: (Write that nominee's name in the space provided                             I PLAN TO ATTEND MEETING  [ ]
below)
                                                                                           COMMENTS/ADDRESS CHANGE
                                                                                            Please mark this box if  [ ]
______________________________________________________________                              you have written
                                                                                            comments/address change
                                                                                              on the reverse side
                                                                 FOR   AGAINST   ABSTAIN

Item 2-APPROVAL OF THE NEWFIELD EXPLORATION COMPANY              [ ]     [ ]       [ ]
       1998 OMNIBUS STOCK PLAN

                                                                                          -------
                                                                                                |
                                                                                                |
                                                                                                |




          SIGNATURE(S) ____________________________________________________________________________________  DATE __________________
          NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trainee or guardian, please give full title as such
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                                                             FOLD AND DETACH HERE
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